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FOR IMMEDIATE RELEASE                                         www.quintiles.com

CONTACT: Pat Grebe, Media Relations (pat.grebe@quintiles.com)
         Greg Connors, Investor Relations (invest@quintiles.com)
         (919) 998 2000

         QUINTILES REPORTS 1ST QUARTER 2001 EARNINGS; EXCEEDS ANALYSTS'
                         CONSENSUS EXPECTATIONS FOR EPS

                    GAAP EPS OF $0.06, PRO FORMA EPS OF $0.10

RESEARCH TRIANGLE PARK, N.C. - April 18, 2001 - Quintiles Transnational Corp. (Nasdaq: QTRN) today announced financial results for first quarter 2001. Net revenue for the quarter ended March 31, 2001, was $404.5 million compared to $414.8 million for first quarter 2000. Net income for the quarter was $7.8 million compared to a loss of $26.6 million for first quarter 2000. First quarter 2001 earnings per share were $0.06 compared to a loss of $0.23 per share for first quarter 2000. Pro forma net income was $11.8 million for first quarter 2001, or $0.10 per share on a diluted basis, compared to pro forma income from continuing operations of $3.9 million, or $0.03 per share on a diluted basis, for first quarter 2000. Pro forma figures exclude expenses related to the company's Internet initiative and year 2000 restructuring.

On a sequential quarterly basis, first quarter 2001 net revenue of $404.5 million compared to $409.6 million for the fourth quarter 2000. Net income for the quarter of $7.8 million, or $0.06 per share on a diluted basis, compared to net income of $6.6 million, or $0.06 per share on a diluted basis, for fourth quarter 2000. Pro forma net income and diluted earnings per share for first quarter 2001 were unchanged from fourth quarter 2000.

"We're pleased that we exceeded analysts' EPS expectations," said Quintiles Chairman Dennis Gillings, Ph.D. "The quarter saw a number of significant events, including our announcement that Pam Kirby would join Quintiles as chief executive officer effective April 2. I welcome Pam's leadership and the customer perspective that she brings to our organization.

"The first quarter also saw our corporate ventures group, PharmaBio Development, help facilitate several deals tied to the product development and commercialization sides of our business. One such deal was our previously announced gain-sharing alliance with Scios to commercialize its lead product, Natrecor. We are targeting more of these deals in 2001."

Kirby, who joined Quintiles from the pharmaceutical division of F. Hoffmann-La Roche Ltd., in Basel, Switzerland, said: "In general we're seeing a pickup in new business in the marketplace in early and later phase product development. If early phase work is an indicator of what comes later in the pipeline, this could signal more clinical business for our industry in the second half of the year."

Quintiles Transnational Chief Financial Officer Jim Bierman said: "We're pleased to have achieved $60 million in cash flow from operations during the first quarter, following the record cash flow from operations that we reported last quarter."


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In other first quarter developments, Quintiles repurchased 100,000 shares of its common stock for an aggregate price of approximately $1.7 million as part of its previously announced stock repurchase program.

Supplemental financial information is available now under "Additional Financials" in the Investors section of Quintiles' Web site, www.quintiles.com/investors/additional_financials.

Quintiles Transnational's first quarter 2001 financial briefing will be held at 11 a.m. EDT on Thursday, April 19, and will be broadcast live over the Web. Interested parties can access the Webcast at http://www.quintiles.com/investors/broadcast_center. Additionally, a replay of the Webcast will be available via the same link about two hours after completion of the call. The replay will be available through 5 p.m., Friday, May 4, 2001.

Quintiles Transnational is the world's leading provider of information, technology and services to help bring new medicines to patients faster and improve healthcare. Headquartered near Research Triangle Park, North Carolina, Quintiles employs a global workforce of 18,000 in 39 countries. Quintiles Transnational is a member of the S&P 500 and Fortune 1000. For more information visit the company's Web site at www.quintiles.com.

Schedules attached to this release are an integral part of this release. Information in this press release contains "forward-looking statements" about Quintiles. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the risk the market for our products and services will not grow as we expect, the risk that our PharmaBio transactions will not generate revenues or profit at the rate or levels we anticipate, our ability to efficiently distribute backlog among therapeutic business units and match demand to resources, actual operating performance, the actual savings and operating improvements resulting from the restructuring, the ability to maintain large client contracts or to enter into new contracts, changes in trends in the pharmaceutical industry, and the ability to operate successfully in new lines of business. Our data products business remains subject to state and federal regulations, and contracts with data vendors, including WebMD. Additional factors that could cause actual results to differ materially are discussed in the company's recent filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K, its Form 8-Ks, and its other periodic reports, including Form 10-Qs.

                                      # # #


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CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

                                                                             Three Months Ended March 31
                                                                            2001                    2000
------------------------------------------------------------------------------------------------------------------
In thousands, except per share data

Net revenue                                                                    $404,470               $414,845

Costs and expenses:
     Direct                                                                     241,006                252,409
     General and administrative                                                 134,717                138,129
     Depreciation and amortization                                               22,653                 23,122
     Restructuring                                                                    0                 58,592
---------------------------------------------------------------------------------------------------------------
Total costs and expenses                                                        398,376                472,252
---------------------------------------------------------------------------------------------------------------
Income (loss) from operations                                                     6,094                (57,407)

Other income (expense)                                                            5,534                  1,948
---------------------------------------------------------------------------------------------------------------

Income (loss) before income taxes                                                11,628                (55,459)
Income tax expense (benefit)                                                      3,837                (18,300)
---------------------------------------------------------------------------------------------------------------

Income (loss) from continuing operations                                          7,791                (37,159)
Income from discontinued operation, net of taxes                                      0                 10,594
---------------------------------------------------------------------------------------------------------------

Net income (loss)                                                                $7,791               ($26,565)
---------------------------------------------------------------------------------------------------------------

Basic net income (loss) per share:
     Income (loss) from continuing operations                                     $0.07                 ($0.32)
     Income from discontinued operation                                           $0.00                  $0.09
                                                                     -------------------       ----------------
     Basic net income (loss) per share                                            $0.07                 ($0.23)
                                                                     ===================       ================

Diluted net income (loss) per share:
     Income (loss) from continuing operations                                     $0.06                 ($0.32)
     Income from discontinued operation                                           $0.00                  $0.09
                                                                     -------------------       ----------------
     Diluted net income (loss) per share                                          $0.06                 ($0.23)
---------------------------------------------------------------------------------------------------------------


Shares used in computing net income (loss) per share
          Basic                                                                 116,338                115,392
          Diluted                                                               120,064                115,392


CONSOLIDATED BALANCE SHEET DATA
(Unaudited)
                                                                         March 31,              December 31,
                                                                            2001                    2000
---------------------------------------------------------------------------------------------------------------
In millions

Cash, cash equivalents and debt investments                                        $454                   $438
Investments in marketable equity securities                                         258                    384
Working capital                                                                     368                    309
Total assets                                                                      1,890                  1,962
Debt including current portion                                                       34                     39
Shareholders' equity                                                              1,321                  1,405
---------------------------------------------------------------------------------------------------------------